Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 17, 2023 (the “Closing Date”), Zevra Therapeutics, Inc., a Delaware corporation (“Zevra” or the “Company”) completed the previously announced acquisition of Acer Therapeutics Inc., a Delaware corporation (“Acer”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated August 30, 2023, by and among Zevra, Aspen Z Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Zevra (“Merger Sub”), and Acer.

Pursuant to the Merger Agreement, on the Closing Date, Merger Sub was merged with and into Acer (the “Merger”), with Acer continuing as the surviving corporation of the Merger and a wholly-owned subsidiary of the Company. At the effective time of the Merger (the “Effective Time”), each share of Common Stock, $0.0001 par value per share of Acer, that was outstanding immediately prior to the Effective Time (excluding cancelled shares and any shares held by holders who have exercised their appraisal rights), was automatically converted into the right to receive (A) 0.1210 validly issued, fully paid and non-assessable shares of Zevra common stock, $0.0001 par value per share(the “Stock Consideration”), and (B) one contingent value right (“CVR” and, together with the Stock Consideration, the “Merger Consideration”) representing the right to receive one or more contingent payments, if any, upon the achievement of certain milestones, as set forth in the Contingent Value Rights Agreement (the “CVR Agreement”) between Zevra and Computershare, Inc., a Delaware corporation, and its affiliate Computershare Trust Company, N.A., a federally chartered trust company, jointly as rights agent.

In addition, effective as of immediately prior to the Effective Time, all of the outstanding and unexercised Acer stock options were automatically canceled and ceased to exist without any cash or other consideration being paid or provided in respect thereof.

The following unaudited pro forma condensed combined balance sheet of the combined company as of September 30, 2023, and the unaudited pro forma condensed combined statements of operations of the combined company for the nine months ended September 30, 2023, and for the year ended December 31, 2022, present the combination of the financial information of Zevra and Acer after giving effect to the Merger, referred to herein as the Business Combination, and related adjustments described in the accompanying notes. Zevra and Acer are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the Combined Company.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023, and for the year ended December 31, 2022, give pro forma effect to the Business Combination as if it had occurred on January 1, 2022. The unaudited pro forma condensed combined balance sheet as of September 30, 2023, gives pro forma effect to the Business Combination as if it was completed on September 30, 2023.

The following unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:

●	the historical audited consolidated financial statements of Zevra contained in its Annual Report on Form 10-K for the years ended December 31, 2022, and 2021;

●

the historical unaudited condensed consolidated financial information of Zevra as of and for the nine months ended September 30, 2023, contained in Zevra’s Quarterly Report on Form 10-Q for the period ended September 30, 2023;

●	the historical audited financial statements of Acer contained in its Annual Report on Form 10-K for the years ended December 31, 2022, and 2021;

●

the historical unaudited condensed financial statements of Acer as of and for the nine months ended September 30, 2023, contained in Acer’s Quarterly Report on Form 10-Q for the period ended September 30, 2023; and

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Merger and related transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations of the Combined Company. The unaudited pro forma adjustments are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information has been prepared in a manner consistent with the accounting policies adopted by Zevra. As more information becomes available, the Combined Company will perform a more detailed review of the accounting policies of Zevra and Acer. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the future combined financial statements if the transaction is consummated.

ZEVRA THERAPUTICS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET SEPTEMBER 30, 2023

(in thousands)

	Zevra (Historical)	Acer (Historical)	Transaction Accounting Adjustments	Note 4	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$43,269	$595	$(5,055)	(a)	$38,809
Secured corporate notes	41,999	-	(41,999)	(b)	-
Securities at fair value	39,672	-	-		39,672
Short-term investments - other	485	-	-		485
Accounts and other receivables	9,927	-	-		9,927
Prepaid expenses and other current assets	1,661	344	-		2,005
Inventories	-	5,203	4,050	(c)	9,253
Total current assets	137,013	6,142	(43,004)		100,151
Inventories	481	-	-		481
Property and equipment, net	642	41	-		683
Intangible assets	-	-	70,000	(c)	70,000
Operating lease right-of-use assets	698	-	-		698
Goodwill	-	7,647	(182)	(c), (d), (e), (f)	7,465
Other long-term assets	148	173	-		321
Total assets	$138,982	$14,003	$26,814		$179,799

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$13,080	$12,076	$(1,288)	(a)	$23,868
Accrued payment to collaboration partner	-	1,500	-		1,500
Current portion of operating lease liabilities	433	-	-		433
Current portion of discount and rebate liabilities	7,890	-	-		7,890
Schelling Promissory Note payable to an officer	-	1,017	-		1,017
Convertible note payable, current, at fair value	-	14,635	(14,635)	(b)	-
Term Loans payable, current, at fair value	-	18,152	(18,152)	(b)	-
Zevra bridge loan payable	-	13,547	(13,547)	(b)	-
Other current liabilities	311	744	(684)	(d)	371
Total current liabilities	21,714	61,671	(48,306)		35,079

Line of credit payable	38,801	-	-		38,801
Secured promissory note	5,073	-	-		5,073
Operating lease liabilities, less current portion	517	-	-		517
Discount and rebate liabilities, less current portion	4,987	-	-		4,987
CVR liability	-	-	8,500	(e)	8,500
Other long-term liabilities	420	77	-		497
Total liabilities	71,512	61,748	(39,806)		93,454

Stockholders' Equity
Preferred stock	-	-	-		-
Undesignated preferred stock	-	-	-		-
Common stock	3	2	(2)	(f)	3
Additional paid-in capital	418,138	132,103	(119,071)	(f), (g)	431,170
Treasury stock, at cost	(10,983)	-	-		(10,983)
Accumulated deficit	(339,468)	(179,850)	185,693	(f), (g)	(333,625)
Accumulated other comprehensive (loss) income	(220)	-	-		(220)
Total stockholder's equity (deficit)	67,470	(47,745)	66,620		86,345
Total liabilities and stockholders' equity	$138,982	$14,003	$26,814		$179,799

See accompanying notes to unaudited pro forma condensed combined financial information.

ZEVRA THERAPUTICS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

(in thousands except share and per share amounts)

	Zevra (Historical)	Acer (Historical)	Transaction Accounting Adjustments	Note 4	Pro Forma

Revenue, net	$14,244	$372	$-		$14,616
Operating expenses:
Cost of revenue	946	84	-		1,030
Payments to collaboration partner	-	6,953	-		6,953
Research and development	28,574	5,384	4,636	(i)	38,594
Selling, general and administrative	19,657	10,113	-		29,770
Total operating expenses	49,177	22,534	4,636		76,347
Loss from operations	(34,933)	(22,162)	(4,636)		(61,731)
Other (expense) income:
Interest expense	(745)	(1,060)	(726)	(j), (k), (l)	(2,531)
Costs of debt issuance	-	(577)	577	(k)	-
Loss on extinguishment of debt	-	(8,541)	8,541	(k)	-
Changes in fair value of debt instruments (loss) gain	-	(6,741)	6,741	(k)	-
Fair value adjustment related to investments	451	-	-		451
Interest and other income, net	4,331	-	-		4,331
Foreign currency transaction (loss) gain	-	(22)	-		(22)
Total other income (expense)	4,037	(16,941)	15,133		2,229
Loss before income taxes	(30,896)	(39,103)	10,497		(59,502)
Income tax benefit (expense)	-	-	-		-
Net loss	$(30,896)	$(39,103)	$10,497		$(59,502)

Basic and diluted net loss per share of common stock:
Net loss attributable to common stockholders	(0.90)	$(1.68)	-	(n)	(1.60)
Weighted average number of shares of common stock outstanding:
Basic and diluted	34,364,075	23,254,253	-	(n)	37,806,304

See accompanying notes to unaudited pro forma condensed combined financial information.

ZEVRA THERAPUTICS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands except share and per share amounts)

	Zevra (Historical)	Acer (Historical)	Transaction Accounting Adjustments	Note 4	Pro Forma

Revenue, net	$10,458	$-	$-		$10,458
Operating expenses:
Cost of revenue	343	-	-		343
Research and development	19,614	11,925	7,244	(g), (i)	38,783
Selling, general and administrative	15,343	12,689	4,898	(g), (h), (m)	32,930
Acquired in-process research and development	17,663	-	-		17,663
Total operating expenses	52,963	24,614	12,142		89,719
Loss from operations	(42,505)	(24,614)	(12,142)		(79,261)
Other (expense) income:
Interest expense	(335)	(101)	(2,205)	(j), (k), (l)	(2,641)
Costs of debt issuance	-	(1,720)	1,720	(k)	-
Changes in fair value of debt instruments (loss) gain	-	245	(245)	(k)	-
Fair value adjustment related to derivative and warrant liability	328	-	-		328
Fair value adjustment related to investments	(577)	-	-		(577)
Interest and other income, net	760	-	-		760
Foreign currency transaction (loss) gain	-	(47)	-		(47)
Total other income (expense)	176	(1,623)	(730)		(2,177)
Loss before income taxes	(42,329)	(26,237)	(12,872)		(81,438)
Income tax benefit (expense)	786	-	-		786
Net loss	$(41,543)	$(26,237)	(12,872)		$(80,652)

Basic and diluted net loss per share of common stock:
Net loss attributable to common stockholders	(1.20)	$(1.66)	-	(n)	(2.23)
Weighted average number of shares of common stock outstanding:
Basic and diluted	34,488,800	15,767,152	-	(n)	37,806,304

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Merger and Related Transactions

Zevra, Merger Sub and Acer entered into the Merger Agreement, which provides for the merger of Merger Sub with and into Acer, with Acer surviving the Merger and continuing as the surviving entity and as a wholly-owned subsidiary of Zevra.

At the Effective Time of the Merger, each share of Acer common stock, par value $0.0001 per share, that was issued and outstanding immediately prior to the Effective Time was converted into the right to receive (a) 0.1210 fully paid and non-assessable shares of common stock of Zevra, par value $0.0001 per share or an aggregate of approximately 2,960,365 shares of Zevra common stock based on a per share price of $4.34 (using the closing price of Zevra common stock on November 17, 2023 for pro forma purposes) and (b) one non-transferable CVR to be issued by Zevra, representing the right to receive one or more future contingent payments, if any, upon the achievement of certain milestones, subject to and in accordance with the terms and conditions of the CVR Agreement (such consideration collectively, the “Merger Consideration”).

In connection with the Merger, the following related transactions occurred prior to the Closing:

■

Bridge Loan: Immediately prior to the execution of the Merger Agreement and immediately following the execution of the Loan and Note Purchase Agreements described below, Zevra and Acer entered into the Bridge Loan Agreement, providing for Zevra to make loans to Acer up to an aggregate principal amount of $18.0 million. At the time of entering into the Bridge Loan Agreement, Zevra made an initial advance to Acer in the principal amount of $10.0 million. The Bridge Loan was provided to Acer to support its termination agreement with Relief and to provide Acer with working capital, including for payments of accounts payable to support the commercial launch of OLPRUVA® and the development of EDSIVO™ pending the Merger’s closure. The Bridge Loan bears interest at 12.0% per annum. Acer’s ability to borrow the remaining $8.0 million under the Bridge Loan Agreement is subject to approvals by Zevra. The Bridge Loan is secured by a first priority lien on substantially all the assets of Acer. The Bridge Loan advanced funding used for payment to Relief of $10.0 million is reflected in the historical financial statements of the Companies as of September 30, 2023 and as such no pro forma adjustment has been included to reflect this transaction.

■

Purchase of Acer’s Term Loans (the “SWK Loans”): On August 30, 2023, in connection with entering into the Merger Agreement, Zevra purchased certain indebtedness of Acer held by Nantahala Capital Management, LLC ("Nantahala). As this is reflected in historical unaudited financial statements of each of Zevra and Acer Companies as of September 30, 2023 no pro forma adjustment was included. Under a loan purchase agreement (the "Loan Purchase Agreement") with Nantahala, certain of its affiliates and certain other parties (collectively with Nantahala, "Nantahala Holders") Zevra purchased (i) an original senior secured term loan facility made available to Acer in an aggregate amount of $6.5 million and funded on March 14, 2022, and (ii) an additional senior secured term loan made to Acer in an aggregate amount of $7.0 million in a single borrowing which funded on January 31, 2023 for (1) $12.0 million in cash; (2) 98,683 shares of Zevra Common Stock; and (3) a secured Promissory Note payable by Zevra to Nantahala in the original principal amount $5.0 million. The aggregate outstanding principal, accrued interest, and other fees and premiums on the SWK loans was approximately $18.2 million as of September 30, 2023.

■

Purchase of Acer’s Convertible Notes (the “Marathon Convertible Notes”): Under a Note Purchase Agreement with the Nantahala Holders, Zevra purchased the Marathon Convertible Notes that Nantahala had acquired on June 16, 2023. Zevra acquired the Marathon Convertible Notes in exchange for the issuance of 2,171,038 shares of Zevra Common Stock at $5.06 per share for a total purchase price of $11.5 million. Additionally, Zevra and Acer were no longer obligated to pay accrued commitment fees of $0.6 million. The Marathon Convertible Notes are secured convertible notes in an aggregate amount of $6.0 million that Acer issued and sold to MAM Aardvark, LLC and Marathon Healthcare Finance Fund, L.P. (“Marathon Fund”) pursuant to a Marathon Convertible Note Purchase Agreement which closed on March 14, 2022. On January 30, 2023, Acer entered into the Amendment Agreement (the "Marathon Amendment Agreement") with Marathon and Marathon Fund (i.e. the Holders) with respect to the Marathon Convertible Notes. The aggregate outstanding principal, accrued interest and other fees and premiums on the Marathon Convertible Notes of $12.0 million is reflected in the historical Zevra financial statements as of September 30, 2023 and as such no pro forma adjustment has been included.

■

Amendment to IP License Agreement and IP Termination Agreement: As a condition to entering into the Merger Agreement, Acer and Relief Therapeutics Holding AG ("Relief") entered into the Exclusive License Agreement and the Termination Agreement terminating the collaboration and license agreement, dated March 19, 2021, by and between Acer and Relief. Pursuant to the Exclusive License Agreement, Relief holds exclusive development and commercialization rights for OLPRUVA in the European Union, Liechtenstein, San Marino, Vatican City, Norway, Iceland, Principality of Monaco, Andorra, Gibraltar, Switzerland, United Kingdom, Albania, Bosnia, Kosovo, Montenegro, Serbia and North Macedonia (Geographical Europe). Acer has the right to receive a royalty of up to 10.0% of the net sales of OLPRUVA in Geographical Europe. In accordance with the terms of the Termination Agreement, Relief received an upfront payment from Acer of $10.0 million (which payment was funded with the Bridge Loan described above) with an additional payment of $1.5 million due on the first-year anniversary of the $10.0 million payment. Acer has also agreed to pay a 10.0% royalty on net sales of OLPRUVA worldwide, excluding Geographical Europe, and 20.0% of any value received by Acer from certain third parties relating to OLPRUVA licensing or divestment rights, all of the foregoing which are capped at $45.0 million, for total payments to Relief of up to $56.5 million.

■

Line of Credit: On January 26, 2023, Zevra and Wells Fargo Investment Advisors (Wells Fargo), as lender, entered into a revolving margin account agreement (“Margin Loan”). Zevra’s investments are used as collateral for the Margin Loan and the amount available for Zevra to borrow is limited to 80-90% of its outstanding investment balance held with Wells Fargo. The Margin Loan bears interest at the Prime rate minus 225 basis-points, which as of the date of these unaudited proforma condensed combined statements was 6.25%, while the underlying investments continue to earn interest. As of September 30, 2023, $38.8 million was outstanding under the Margin Loan.

■

Cancellation of Acer’s Warrants: On November 20, 2023, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a healthcare focused investment fund (the “Investor”), pursuant to which the Company in a registered direct offering conducted without an underwriter or placement agent (the “Registered Direct Offering”) agreed to (i) issue and sell, and the Investor agreed to purchase, an aggregate of 1,382,489 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and accompanying warrants to purchase up to 1,382,489 shares of Common Stock (the “Warrants”) at a combined purchase price of $4.34 per Share and accompanying Warrant, for gross proceeds of approximately $6.0 million, and (ii) issue 917,934 shares of the Company’s common stock in exchange for the cancellation of a warrant held by the Investor to purchase 2,920,306 shares of common stock of Acer.

The Merger was approved by the Zevra Board of Directors and the Acer Board of Directors. Additionally, the Merger was approved by of Acer stockholders. On November 17, 2023, the Merger was completed and Acer is now a wholly-owned subsidiary of Zevra.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. In accordance with Release No. 33-10786, the unaudited condensed combined pro forma statements of operations reflect transaction accounting adjustments. The historical financial information of Zevra and Acer has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Merger in accordance with GAAP.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023, and for the year ended December 31, 2022, give pro forma effect to the Business Combination as if it had occurred on January 1, 2022. The unaudited pro forma condensed combined balance sheet as of September 30, 2023, gives pro forma effect to the Business Combination as if it was completed on September 30, 2023. The pro forma information does not purport to represent what the actual consolidated results of operations of the Combined Company would have been if the Merger had occurred on January 1, 2022, nor is it necessarily indicative of the future consolidated results of operations of the Combined Company. The actual results of operations of the Combined Company will likely differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified, and changes in operating results following the Closing Date of the Merger and the date of the pro forma financial information.

The pro forma financial information does not give effect to any synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger and the related transactions. The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments, as management believes income tax adjustments to not be meaningful given the combined entity incurred significant losses during the historical periods presented. There were no existing contractual relationships between Zevra and Acer during the periods presented in the unaudited pro forma condensed combined financial information.

Zevra and Acer have incurred certain non-recurring charges and Zevra and Acer anticipate that additional non-recurring charges will be incurred in connection with the Merger, the substantial majority of which consist of transaction costs related to financial advisors, legal services and professional accounting services and Zevra’s acquisition of in-process research and development. Such charges could affect the future results of the post-acquisition company in the period in which such charges are incurred; however, these costs are not expected to be incurred in any period beyond 12 months from the Closing Date. Accordingly, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, reflect the effects of these non-recurring charges, which are not accrued for in the historical balance sheets of Zevra and Acer as of September 30, 2023.

3.	Accounting Treatment for the Merger

In accordance with accounting principles generally accepted in the United States, Zevra anticipates that Zevra is the acquirer and will account for the Merger using the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). The allocation of the estimated purchase price with respect to the Acquisition is based upon management’s preliminary estimates of and assumptions related to the fair values of assets acquired and liabilities assumed as of September 30, 2023, using currently available information. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation.

The following table presents a preliminary estimation of the acquisition consideration and purchase price allocation of the assets acquired and the liabilities assumed in the acquisition:

Fair value of consideration transferred
Bridge loan advance funding	$18,000
Payment under Nantahala Loan Purchase Agreement	12,000
Total cash consideration	$30,000
Share consideration (1)	28,884
Promissory note payable under Nantahala Note Purchase Agreement	5,073
CVR payments	8,500
Total Purchase Consideration	72,457

Assets acquired and liabilities assumed at closing:
Cash and cash equivalents	595
Prepaid expenses and other current assets	344
Inventories	9,253
Property and equipment, net	41
Intangible assets	70,000
Other long-term assets	173
Accounts payable and accrued expenses	(12,076)
Accrued payment to collaboration partner	(1,500)
Other current liabilities	(744)
Schelling Promissory Note payable to an officer	(1,017)
Other long-term liabilities	(77)
Total	64,992
Goodwill (2)	$7,465

(1)        Share consideration is calculated based on (i) 2,960,365 shares issued to Acer Stockholders under the Merger Agreement, based on a trading price per share of $4.34  (for pro forma purposes we used the closing price of Zevra common stock on November 17, 2023), (ii) 2,171,038 and 98,683 shares issued for Nantahala under the Note Purchase Agreement and Loan Purchase Agreement, respectively, based on a trading price per share of $5.06, and (iii) 917,934 shares issued to settle the warrant as a result of change in control provision based on a trading price per share of $4.34.

The amount allocated to identifiable intangible assets has been attributed to the following assets:

	Fair Value	Useful Life
Marketed Product - OLPRUVA	$68,000	11 years
IPR&D - EDSIVOTM and ACER2820TM	$2,000	Indefinite

Subject to terms and conditions, Acer Stockholders are entitled to receive contingent cash payments up to $76.0 million pursuant to the CVR Agreement subject to achieving certain milestones. Such payments are classified as liability and recognized at fair value of $8.5 million. Post-Business Combination, this liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value post-Business Combination will be recognized in the Combined Company’s statement of operations within other income/expense.

The CVR liability is comprised of contingent payments based on Acer achieving certain levels of Annual Net Sales of OLPRUVA (the “Net Sales Milestone Payments”) and achieving certain technical milestones (the “Technical Milestone Payments”, collectively the “Milestone Payments”) between the closing date and twelve years after the date of the Contingent Value Rights Agreement. The fair value of the Net Sales Milestone Payments is estimated using a Monte Carlo simulation in a risk-neutral framework. Specifically, future Net Sales is simulated assuming a Geometric Brownian Motion in a risk-neutral framework. For each simulation path, the Net Sales Milestone Payments are calculated based on the contractual terms, and then discounted at the term-matched risk-free rate plus Acquirer credit spread. Finally, the fair value of the Net Sales Milestone Payments is calculated as the average present value over all simulated paths. The fair value of the Technical Milestone Payments is estimated using a scenario-based approach based on the probability-weighted present value of the contingent payment under each scenario with corresponding probabilities provided discounted at the term-matched risk-free rate plus Acquirer credit spread.

The purchase price in the unaudited pro forma condensed combined financial information was calculated in accordance with the terms of the Merger. The final determination of the fair value of certain assets and liabilities will be completed within the one-year measurement period as required by ASC 805. Any potential adjustments made could be material in relation to the preliminary values presented. The final determination could differ materially from the preliminary amounts used in the pro forma adjustments and may include (1) changes in the fair values and useful lives of intangible assets, (2) changes in the fair value of other assets and liabilities, and (3) the related impact to goodwill of any change made.

4.	Transaction Accounting Adjustments

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023, are as follows:

4(a)	Cash. Represents the impact of the Business Combination on the cash and cash equivalents balance:

(1)

Represents the payment of Zevra transaction costs. The unaudited pro forma condensed combined balance sheet as of September 30, 2023 reflects payment of these costs with a corresponding decrease in accounts payable and accrued expenses in the amount of $1.9 million and increase in accumulated deficit in the amount of $0.2 million (see Note 4(f) – Impact on equity and 4(h) Transaction costs).

(2)

Represents the payment of Acer transaction costs. The unaudited pro forma condensed combined balance sheet as of September 30, 2023 reflects payment of these costs with a corresponding increase in accumulated deficit in the amount of $2.9 million (see Note 4(f) – Impact on equity and 4(h) Transaction costs).

4(b)

Elimination of the intercompany debt. Represents elimination of the intercompany balances incurred as a result of the Transactions described in the Note 1 - Description of the Merger and Related Transactions.

4(c)	Fair value of acquired assets. Represents fair value adjustment related to the acquired assets:

	Fair value	Book value	Adjustment
Inventories	$ 9,253	$ 5,203	$ 4,050
Marketed Product - Olpruva	68,000	-	68,000
IPR&D - EDSIVO and ACER2820	2,000	-	2,000
Total	$ 79,253	$ 5,203	$ 74,050

Additionally, the unaudited pro forma condensed combined balance sheet reflects recognition of goodwill in the amount of $7.5 million, which represents the difference between total consideration and fair value of acquired assets and assumed liabilities (see Note 3 – Accounting treatment for the Merger).

The unaudited pro forma condensed combined balance sheet reflects this adjustment as increase in inventory and intangible assets with the corresponding decrease in goodwill.

4(d)

Reversal of the Marathon commitment fee. Represents derecognition of the of the accrued commitment fee of $0.6 million that Zevra or Acer are no longer obligated to pay, related to the Marathon Credit Agreement (for details see Note 1 – Description of the Merger and Related Transactions)

4(e)

CVR Liability. Represents the recognition of the CVR liability at a fair value of $8.5 million with corresponding increase in goodwill (for details see Note 1 – Description of the Merger and Related Transactions and Note 3 – Accounting treatment for the Merger).

4(f)	Impact on equity. The following table represents the impact of the Business Combination on the number of shares and represents the total equity section:

		Number of Shares		Par Value					Accumulated other comprehensive (loss) income
	Note 4	Common Stock	Preferred Stock	Common Stock	Preferred Stock	Treasury Stock	Additional paid-in capital	Accumulated deficit
(in thousands, except share amounts)
Zevra equity as of September 30, 2023 - pre Business Combination		33,928,005	-	3	-	(10,983)	418,138	(339,468)	(220)
Acer equity as of September 30, 2023 - pre Business Combination		24,463,726	-	2	-	-	132,103	(179,850)	-
Pro forma adjustments:
Elimination of historical Acer balances and balances as a result of adjustments 4(a), 4(b) and 4(g)	(a), (b), (g)	(24,463,726)	-	(2)	-	-	(134,003)	183,225	-
Estimated transaction costs	(a), (h)	-	-	-	-	-	-	(3,092)	-
Elimination of the intercompany balances	(b)	-	-	-	-	-	-	4,335	-
Cancellation of Armistice Warrant		917,934	-	-	-	-	3,984	-	-
Share consideration (1)		2,960,365	-	-	-	-	12,848	-	-
Accelerated vesting of Acer's awards	(g)	-	-	-	-	-	(1,900)	1,900	-
Total pro forma adjustments		(20,585,427)	-	(2)	-	-	(119,071)	186,368	-
Post-Business Combination		37,806,304	-	$ 3	$ -	$ (10,983)	$ 431,170	$ (332,950)	$ (220)

(1)        For details on share consideration please refer to Note 3 – Accounting treatment for Merger. Share consideration is reflected with corresponding increase in goodwill in the condensed combined balance sheet.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2023 and year ended December 31, 2022

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and year ended December 31, 2022 are as follows:

4(g)

Nonrecurring stock-based compensation acceleration. Represents the compensation expense of $1.9 million for the year ended December 31, 2022, related to the accelerated vesting of options held by Acer’s employees, of which, $1.1 million and $0.8 million is recorded as research and development expense, and selling, general and administrative expense, respectively (see Note 4(f) – Impact on equity). This compensation expense is not expected to have a continuing impact on the combined results.

4(h)

Transaction costs. Recognition of transaction costs related to the Business Combination incurred by Zevra in the amount of $0.9 million. The unaudited pro forma condensed combined statement of operations reflects payment of these costs as an increase in selling, general and administrative expense for the year ended December 31, 2022 (for details see Note 4(a) – Cash and cash equivalents). These transaction costs are not expected to have a continuing impact on the combined results.

4(i)

OLPRUVA amortization. Represents amortization of the OLPRUVA intangible asset of $4.6 million and $6.1 million in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 respectively (see Note 3 – Accounting treatment for the Merger and Note 4(c) - Fair value of acquired assets).

4(j)

Margin loan interest. Represents interest expense of $1.3 million and $1.8 million associated with Margin Loan for the nine months ended September 30, 2023 and the year ended December 31, 2022, respectively (for details see Note 1 - Description of the Merger and Related Transactions). The Margin Loan bears interest at a variable rate of Prime rate less 225 basis points. For the purposes of the pro forma adjustment the interest expense under the Margin Loan was estimated using the current U.S. Prime rate of 8.5% less 225 basis points, which is 6.25%. A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $0.0 million and $0.1 million for the nine months ended September 30, 2023, and for the year ended December 31, 2022, respectively.

4(k)

Historical debt expenses removal. Represents the derecognition of historical interest expense and costs of debt issuance of $1.1 million and $0.6 million for the nine months ended September 30, 2023. The adjustments to the historical interest expense and costs of debt issuance are $0.1 million and $1.7 million for the year ended December 31, 2022, respectively, related to the settlement of historical Acer debt (for details see Note 1 – Description of the Merger and Related Transactions). Additionally, represents the derecognition of historical losses on extinguishment of debt and changes in fair value of debt instruments of $8.5 million and $6.7 million for the nine months ended September 30, 2023. The adjustments to the loss on extinguishment of debt and changes in fair value of debt instruments are $0 million and $0.2 million for the year ended December 31, 2022, respectively, related to the settlement of historical Acer debt (for details see Note 1 – Description of the Merger and Related Transactions).

4(l)

Nantahala note interest. Represents the incremental interest on the $5.0 million loan originated as a result of the purchase of the SWK Loans from Nantahala. The loan bears interest at 9.0% per annum for the first six months and increases to 12.0% if the loan remains unpaid thereafter. The adjustment recognizes $0.5 million and $0.5 million of interest in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022, respectively (for details see Note 1 – Description of the Merger and Related Transactions).

4(m)

Non-recurring severance expense. Represents compensation expense of $3.2 million recorded in selling, general and administrative expense. This compensation expense is not expected to have a continuing impact on the combined results.

4(n)

Net loss per share. Represents pro forma net loss per share based on pro forma net loss and 40,076,025 total shares outstanding upon consummation of the Business Combination (see Note 4(f) - Impact on equity) for the nine-month period ended September 30, 2023 and the year ended December 31, 2022. There is no difference between basic and diluted pro forma net loss per share as the inclusion of all potential shares of common stock of the Combined Company outstanding would have been anti-dilutive.